Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. PRESENTS AT THE
CONSUMER ANALYST GROUP OF NEW YORK (CAGNY) CONFERENCE

NEW YORK, February 18, 2015 -- Philip Morris International Inc.’s (NYSE / Paris Euronext: PM) Chief Financial Officer, Jacek Olczak, addresses investors today at the CAGNY Conference in Boca Raton, Florida.
The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 1:45 p.m. ET, at www.pmi.com/webcasts. An archived copy of the webcast, together with presentation remarks and slides, will be available on the same site. The presentation will include an overview of the Company’s: 2014 results and expectations for 2015; currency exposure and strategies to mitigate its impact; superior brand portfolio, its performance and outlook; exciting prospects for its Reduced-Risk Products*, including the launch of its new e-vapor product, Solaris; focus on managing cash flow prudently, notably through the judicious management of working capital and capital expenditures; and commitment to returning cash to shareholders.
PMI also reaffirms its guidance, announced on February 5, for 2015 full-year reported diluted earnings per share to be in a range of $4.27 to $4.37, at prevailing exchange rates at that time, versus $4.76 in 2014. Excluding an unfavorable currency impact, at then prevailing rates, of approximately $1.15 per share for the full-year 2015, the reported diluted earnings per share range represents an increase of 8% to 10% versus adjusted diluted earnings per share of $5.02 in 2014. This guidance includes incremental spending versus 2014 for our Reduced-Risk Product, iQOS, and does not include any share repurchases in 2015.
Adjusted diluted earnings per share of $5.02 in 2014 are calculated as reported diluted earnings per share of $4.76, plus a $0.26 per share charge related to asset impairment and exit costs.
This 2015 guidance excludes the impact of future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events.
The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute "forward-looking statements" within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.

About Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in more than 180 markets. In 2014, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S., or 28.6% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

* Reduced-Risk Products (“RRPs”) is the term the company uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes. PMI’s RRPs are in various stages of development, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking combustible cigarettes. Before making any such claims, we will need to evaluate rigorously the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and approval, as is the case in the U.S. today.